Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2018 RESULTS

First-Quarter Highlights

•	Revenues increased 3% to $8.0 billion

•	Turner’s and Home Box Office’s Subscription revenues increased 8% and 10%, respectively

•	Operating Income and Adjusted Operating Income totaled $1.8 billion and $2.0 billion, respectively

•	EPS increased 15% to $2.07 and Adjusted EPS increased 37% to $2.28

•	Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $1.3 billion and $1.2 billion, respectively

NEW YORK, April 26, 2018 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2018.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a strong start to 2018 and we remain on track to meet the financial goals we laid out at the beginning of the year, as we continue to execute our strategic objectives, including investing in and delivering the most compelling content to audiences around the globe and across platforms. Turner had another successful multiplatform airing of the NCAA Division I Men’s Basketball Tournament, while CNN was the #1 news network among adults 18-34 and remained the leader in digital news. Additionally, year-to-date, TNT’s The Alienist is the #1 new cable drama and TBS’s The Last O.G. is the #1 new cable comedy. Home Box Office had another standout quarter and recently had the much-anticipated return of Westworld (produced by Warner Bros.), which saw viewership of the second season premiere episode increase 13% compared to the prior season’s average.”

Mr. Bewkes continued: “Warner Bros. remained a leader in television production with top comedies like The Big Bang Theory and Young Sheldon and top unscripted series, including The Voice, The Bachelor and Ellen’s Game of Games, airing across the broadcast networks. Theatrically, Warner Bros.’ latest sci-fi epic, Ready Player One, which opened at the end of March, is off to a strong start at the global box office and is the studio’s highest-grossing film ever in China. We look forward to the resolution of the legal challenge to our pending merger with AT&T and remain excited about the benefits of the merger, such as the potential to further strengthen our businesses by accelerating our innovation and increasing our ability to connect more directly with consumers.”

Company Results

Revenues increased 3% to $8.0 billion due to growth at Turner and Home Box Office, partially offset by a decline at Warner Bros. Operating Income decreased 13% to $1.8 billion and Adjusted Operating Income decreased 8% to $2.0 billion due to declines at all operating divisions, partially offset by positive intersegment eliminations.

The Company posted Diluted Net Income per Common Share (“EPS”) of $2.07, up 15% compared to $1.80 for the prior year quarter. Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) was $2.28, up 37% compared to $1.66 for the prior year quarter. EPS and Adjusted EPS in the current year quarter included a net benefit of $0.49 related to the settlement of a U.S. federal tax audit and the retroactive extension of an expired tax law.

For the first three months of 2018, Cash Provided by Operations from Continuing Operations reached $1.3 billion and Free Cash Flow totaled $1.2 billion.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2018	2017

Revenues:
Turner	$3,344	$3,088
Home Box Office	1,619	1,568
Warner Bros.	3,238	3,365
Intersegment eliminations	(205)	(286)

Total Revenues	$7,996	$7,735

Operating Income (Loss) (a):
Turner	$1,092	$1,170
Home Box Office	516	585
Warner Bros.	322	490
Corporate	(133)	(114)
Intersegment eliminations	14	(51)

Total Operating Income	$1,811	$2,080

Adjusted Operating Income (Loss) (a):
Turner	$1,128	$1,187
Home Box Office	535	597
Warner Bros.	383	512
Corporate	(80)	(88)
Intersegment eliminations	14	(51)

Total Adjusted Operating Income	$1,980	$2,157

Depreciation and Amortization:
Turner	$56	$54
Home Box Office	30	23
Warner Bros.	77	81
Corporate	8	7

Total Depreciation and Amortization	$171	$165

(a)	Operating Income (Loss) and Adjusted Operating Income (Loss) for the three months ended March 31, 2018 and 2017 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2018	2017
Turner	$2	$(2)
Home Box Office	(13)	(2)
Warner Bros.	12	(9)
Corporate	(1)	1

Total Restructuring and Severance Costs	$—	$(12)

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2018. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 8% ($256 million) to $3.3 billion, due to increases of 8% ($125 million) in Subscription revenues, 9% ($113 million) in Advertising revenues and 9% ($18 million) in Content and other revenues. Subscription revenues benefited from higher domestic rates and growth at Turner’s international networks, partially offset by lower domestic subscribers. The increase in Advertising revenues was mainly due to growth at Turner’s sports properties, primarily due to Turner’s networks airing the NCAA Division I Men’s Basketball Tournament (“NCAA Tournament”) Final Four games, as well as growth at Turner’s news business. The airing of the NCAA Tournament Final Four games provided a benefit of approximately 5% to Advertising revenues.

Operating Income decreased 7% ($78 million) to $1.1 billion. The growth in revenues was more than offset by higher expenses, mainly increased programming and marketing costs. Programming expenses grew 21% primarily due to higher sports costs, including those associated with Turner’s networks airing the NCAA Tournament Final Four games, and higher original programming costs at Turner’s domestic entertainment networks.

Adjusted Operating Income decreased 5% ($59 million) to $1.1 billion.

In the first quarter of 2018, Turner had three of the top five ad-supported cable networks in primetime among adults 18-34 and adults 18-49 and CNN was the #1 news network among adults 18-34 and the leading digital news destination for multiplatform unique visitors and video starts for the ninth and twelfth consecutive quarter, respectively. Year-to-date, TNT’s The Alienist is the #1 new cable drama and TBS’ The Last O.G. is the #1 new cable comedy. Mobile viewership hours on March Madness Live, the NCAA Tournament’s streaming product managed by Turner, increased 10% compared to 2017. Viewership of NBA on TNT for the 2017-2018 regular season was up 13% compared to the prior season.

HOME BOX OFFICE

Revenues increased 3% ($51 million) to $1.6 billion, due to an increase of 10% ($127 million) in Subscription revenues, partially offset by a decrease of 29% ($76 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic subscribers and rates and international growth, partially offset by the negative effect of a change in accounting related to new revenue recognition guidance. Content and other revenues declined due to lower international licensing revenues.

Operating Income decreased 12% ($69 million) to $516 million. The growth in revenues was more than offset by increased expenses, including programming costs. Programming expenses increased 8% due to higher acquired and original programming costs.

Adjusted Operating Income decreased 10% ($62 million) to $535 million.

HBO recently renewed Silicon Valley and Barry for a sixth and second season, respectively. The initial telecast of the premiere episode of Westworld’s second season saw viewership increase 13% compared to the prior season’s initial telecast average. In March 2018, HBO launched an OTT service in Poland, marking the expansion of OTT services to all 17 countries served by HBO Europe.

WARNER BROS.

Revenues decreased 4% ($127 million) to $3.2 billion, primarily due to lower television and theatrical revenues, partially offset by higher games revenues and the favorable effect of foreign currency exchange rates. The decline in television revenues was primarily due to the comparison to the domestic licensing of certain library series in the prior year quarter. Theatrical revenues decreased due to the mix and timing of releases, as the prior year quarter included the releases of Kong: Skull Island and The LEGO Batman Movie compared to the late quarter release of

Ready Player One in the current year, partially offset by higher international licensing revenues. Games revenues increased primarily due to carryover revenue from Golf Clash, Injustice 2 and Middle-earth: Shadow of War.

Operating Income decreased 34% ($168 million) to $322 million primarily due to the decline in revenues.

Adjusted Operating Income decreased 25% ($129 million) to $383 million.

From its opening on March 29 through April 24, Ready Player One grossed over $525 million at the worldwide box office and is Warner Bros.’ highest-grossing film ever in China. For the 2017-2018 broadcast television season to date, among adults 18-49, Warner Bros. is producing half of the top ten comedies, including The Big Bang Theory, Young Sheldon and Mom, as well as four of the top five non-scripted series, including The Voice, The Bachelor and Ellen’s Game of Games. In addition, 13 Warner Bros. series have already been renewed for the 2018-2019 broadcast television season, including five DC Entertainment television series. In March, Warner Bros. received five Academy Awards, with Dunkirk and Blade Runner 2049 winning three and two awards, respectively.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

First-Quarter Results

For the three months ended March 31, 2018, the Company had Net Income attributable to Time Warner Inc. shareholders of $1.6 billion and EPS of $2.07. This compares to Net Income attributable to Time Warner Inc. shareholders for the first quarter of 2017 of $1.4 billion and EPS of $1.80. The increase in EPS primarily reflects a tax provision benefit related to the U.S. tax reform legislation enacted at the end of 2017 as well as benefits related to the settlement of a U.S. federal tax audit and the retroactive extension of an expired tax law.

Adjusted EPS was $2.28 for the three months ended March 31, 2018, compared to $1.66 for last year’s first quarter.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); costs related to the AT&T merger (including retention and incentive, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.

Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders with the following items excluded from Net Income attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction;

gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the AT&T merger (including retention and incentive, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, and contingent consideration payments made in connection with acquisitions, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Net Income per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE

Time Warner Inc. issued a separate release today regarding its 2018 full-year business outlook.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-6720

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and equivalents	$1,691	$2,621
Receivables, less allowances of $158 and $896	10,279	9,401
Inventories	2,071	2,401
Prepaid expenses and other current assets	1,097	796

Total current assets	15,138	15,219
Noncurrent inventories and theatrical film and television production costs	8,481	8,275
Investments, including available-for-sale securities	3,980	3,924
Property, plant and equipment, net	2,753	2,707
Intangible assets subject to amortization, net	543	585
Intangible assets not subject to amortization	7,007	7,006
Goodwill	27,800	27,776
Other assets	3,295	3,717

Total assets	$68,997	$69,209

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,021	$7,916
Deferred revenue	1,002	711
Debt due within one year	3,922	5,450

Total current liabilities	12,945	14,077
Long-term debt	18,331	18,294
Deferred income taxes	1,812	1,584
Deferred revenue	468	468
Other noncurrent liabilities	5,599	6,375
Redeemable noncontrolling interest	36	35
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 782 million and 780 million shares outstanding	17	17
Additional paid-in capital	144,797	145,077
Treasury stock, at cost (870 million and 872 million shares)	(46,930)	(47,074)
Accumulated other comprehensive loss, net	(1,353)	(1,437)
Accumulated deficit	(66,726)	(68,208)

Total Time Warner Inc. shareholders’ equity	29,805	28,375
Noncontrolling interest	1	1

Total equity	29,806	28,376

Total liabilities and equity	$68,997	$69,209

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31,

(Unaudited; millions, except per share amounts)

	2018	2017
Revenues	$7,996	$7,735
Costs of revenues	(4,717)	(4,332)
Selling, general and administrative	(1,402)	(1,272)
Amortization of intangible assets	(43)	(45)
Restructuring and severance costs	—	(12)
Asset impairments	—	(1)
Gain (loss) on operating assets, net	(23)	7

Operating income	1,811	2,080
Interest expense, net	(207)	(259)
Other income (loss), net	(94)	72

Income before income taxes	1,510	1,893
Income tax benefit (provision)	132	(470)

Net income	1,642	1,423
Less Net loss attributable to noncontrolling interests	1	1

Net income attributable to Time Warner Inc. shareholders	$1,643	$1,424

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$2.10	$1.84

Average basic common shares outstanding	780.9	773.6

Diluted net income per common share	$2.07	$1.80

Average diluted common shares outstanding	792.0	789.3

Cash dividends declared per share of common stock	$0.4025	$0.4025

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2018	2017
OPERATIONS
Net income	$1,642	$1,423
Adjustments for noncash and nonoperating items:
Depreciation and amortization	171	165
Amortization of film and television costs	2,490	2,203
Asset impairments	—	1
(Gain) loss on investments and other assets, net	46	(166)
Equity in losses of investee companies, net of cash distributions	38	93
Equity-based compensation	47	57
Deferred income taxes	279	(44)
Changes in operating assets and liabilities, net of acquisitions	(3,392)	(2,266)

Cash provided by operations from continuing operations	1,321	1,466
Cash used by operations from discontinued operations	(5)	(5)

Cash provided by operations	1,316	1,461

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(165)	(168)
Capital expenditures	(147)	(98)
Other investment proceeds	4	240

Cash used by investing activities	(308)	(26)

FINANCING ACTIVITIES
Borrowings	4	—
Debt repayments	(1,535)	(1,144)
Proceeds from exercise of stock options	20	56
Principal payments on capital leases	(11)	(3)
Dividends paid	(317)	(316)
Other financing activities	(99)	(117)

Cash used by financing activities	(1,938)	(1,524)

DECREASE IN CASH AND EQUIVALENTS	(930)	(89)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,621	1,539

CASH AND EQUIVALENTS AT END OF PERIOD	$1,691	$1,450

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services and a service that delivers video content to consumers over the internet (“OTT service”) domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and game production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AT&T Inc. (“AT&T”), West Merger Sub, Inc., and West Merger Sub II, LLC, pursuant to which the Company will be acquired by AT&T for a combination of $53.75 and shares of AT&T stock. At the time of entry into the Merger Agreement, the value of the merger consideration was $107.50 per share of Time Warner common stock and the value will vary, subject to a collar, prior to the closing of the transaction. Time Warner shareholders adopted the Merger Agreement at a special meeting of shareholders held on February 15, 2017.

The merger is conditioned on the receipt of certain antitrust and other required regulatory consents. On November 20, 2017, the United States Department of Justice filed a lawsuit in the United States District Court for the District of Columbia (the “Court”) under a federal antitrust statute to enjoin the merger. The trial began the week of March 19, 2018 and the parties’ presentation of their cases is expected to conclude in early May 2018. Time Warner and AT&T have agreed to extend the termination date of the Merger Agreement to April 22, 2018, and each has agreed to waive, until June 21, 2018, its right to terminate the Merger Agreement based on the merger not being completed by April 22, 2018.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2018	2017
Intersegment Revenues
Turner	$22	$21
Home Box Office	2	2
Warner Bros.	181	263

Total intersegment revenues	$205	$286

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2018	2017
Home video and electronic delivery of theatrical product revenues	$394	$368
Home video and electronic delivery of television product revenues	75	87

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2018(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,128	$—	$1	$(37)	$—	$1,092
Home Box Office	535	—	—	(19)	—	516
Warner Bros.	383	—	(24)	(37)	—	322
Corporate	(80)	—	—	(53)	—	(133)
Intersegment eliminations	14	—	—	—	—	14

Time Warner	$1,980	$—	$(23)	$(146)	$—	$1,811

Margin(b)	24.8%	—%	(0.3)%	(1.9)%	—%	22.6%

Three Months Ended March 31, 2017(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,187	$—	$6	$(22)	$(1)	$1,170
Home Box Office	597	—	—	(12)	—	585
Warner Bros.	512	(1)	1	(22)	—	490
Corporate	(88)	—	—	(26)	—	(114)
Intersegment eliminations	(51)	—	—	—	—	(51)

Time Warner	$2,157	$(1)	$7	$(82)	$(1)	$2,080

Margin(b)	27.9%	—%	0.1%	(1.1)%	—%	26.9%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Net Income per Common Share.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders

	Three Months Ended March 31,
	2018	2017
Asset impairments	$—	$(1)
Gain (loss) on operating assets, net	(23)	7
Costs related to the AT&T merger	(146)	(82)
Other	—	(1)

Impact on Operating Income	(169)	(77)
Investment gains (losses), net	(47)	159
Amounts related to the separation or disposition of former Time Warner segments	(13)	(4)
Items affecting comparability relating to equity method investments	21	(1)

Pretax impact	(208)	77
Income tax impact of above items	42	39

Impact of items affecting comparability on net income	$(166)	$116

Amounts attributable to Time Warner Inc. shareholders:
Net income	$1,643	$1,424
Less Impact of items affecting comparability on net income	(166)	116

Adjusted net income	$1,809	$1,308

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$2.07	$1.80
Less Impact of items affecting comparability on diluted net income per common share	(0.21)	0.14

Adjusted EPS	$2.28	$1.66

Average diluted common shares outstanding	792.0	789.3

Asset Impairments

During the three months ended March 31, 2017, the Company recognized miscellaneous asset impairments of $1 million at the Warner Bros. segment.

Gain (Loss) on Operating Assets, Net

During the three months ended March 31, 2018, the Company recognized net losses on operating assets of $23 million, consisting of $24 million of costs at the Warner Bros. segment associated with a fair value adjustment on a contingent consideration arrangement, partially offset by a miscellaneous gain of $1 million at the Turner segment. During the three months ended March 31, 2017, the Company recognized miscellaneous gains on operating assets of $7 million, consisting of $6 million at the Turner segment and $1 million at the Warner Bros. segment.

Costs Related to the AT&T Merger

For the three months ended March 31, 2018 and 2017, the Company recognized $146 million and $82 million, respectively, of costs related to the AT&T merger, consisting of $53 million and $26 million, respectively, at Corporate, $37 million and $22 million, respectively, at the Turner segment, $37 million and $22 million, respectively, at the Warner Bros. segment and $19 million and $12 million, respectively, at the Home Box Office segment. For the three months ended March 31, 2018 and 2017, these costs reflected $44 million and $18 million, respectively, of external transaction costs and $102 million and $64 million, respectively, of costs from

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

merger-related employee retention and incentive programs (as discussed below). For the three months ended March 31, 2018 and 2017, approximately $145 million and $80 million, respectively, of these costs are included in Selling, general and administrative expenses and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

In connection with entering into the Merger Agreement, the Company has granted 5.7 million special retention restricted stock units (“Special Retention RSUs”) as of March 31, 2018 to certain employees of Time Warner and its divisions, including all executive officers of Time Warner. Half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018. Pursuant to the Special Retention RSU agreements, vesting as a result of retirement is not permitted unless the employee retires after the merger has closed. In addition, the awards do not accelerate automatically following the closing of the merger. Instead, the employee must remain employed following the closing, and the awards will vest only on the scheduled vesting date or upon termination of employment under certain circumstances, such as termination without cause, for good reason or due to retirement.

In addition, the Company has implemented merger-related cash-based incentive plans, including a retention plan for certain employees of Time Warner and its divisions, including executive officers of Time Warner other than the Chairman and CEO, and a retention and incentive plan focused on the operating divisions’ 2018 performance in which the executive officers of Time Warner do not participate.

Other

For the three months ended March 31, 2017, Other includes external costs related to mergers, acquisitions or dispositions of $1 million at the Turner segment. External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

Investment gains (losses), net are included in Other income (loss), net in the accompanying Consolidated Statement of Operations. The detail of Investment gains, net is shown in the table below (millions):

	Three Months Ended March 31,
	2018	2017
Sale of interest in Omni Atlanta hotel joint venture	$—	$99
Fair value adjustments (a)	(45)	54
Gain (loss) on other investments	(2)	6

Investment gains (losses), net	$(47)	$159

(a)	Primarily related to warrants to purchase Class A common stock of Central European Media Enterprises Ltd. held by the Company, which the Company exercised on April 25, 2018.

Amounts Related to the Separation or Disposition of Former Time Warner Segments

For the three months ended March 31, 2018, the Company recognized $13 million of losses related to the disposition of former Time Warner segments, primarily related to changes in the value of a Time Warner Cable Inc. tax indemnification receivable. For the three months ended March 31, 2017, the Company recognized $4 million of losses related to the disposition of former Time Warner segments, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended March 31, 2018, the Company recognized $21 million of income primarily related to its share of net investment gains recorded by equity method investees. For the three months ended March 31, 2017, the Company recognized $1 million of losses related to its share of investment losses recorded by equity method investees. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item. For the three months ended March 31, 2017, the income tax impact includes a $69 million benefit primarily reflecting the reversal of a valuation allowance related to the use of capital loss carryforwards to offset the gains on the Turner segment’s sales of its interest in the joint venture that owns the Omni Atlanta hotel and its Atlanta broadcast television station.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended March 31,
	2018	2017
Cash provided by operations from continuing operations	$1,321	$1,466
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	20	5
Less capital expenditures	(147)	(98)
Less principal payments on capital leases	(11)	(3)

Free Cash Flow	$1,183	$1,370